Exhibit 10.77

PARTNERSHIP AGREEMENT

THIS PARTNERSHIP AGREEMENT is executed by and among AMVI/IMC Health Network, Inc., a Medical Corporation (“AIH”) and Santa Ana/Tustin Physicians Group, Inc. (“SATPG”), (sometimes referred to collectively as the “Partners”).

WHEREAS, AIH is a California professional medical corporation which employs or otherwise contracts with physicians who are licensed to practice medicine in the State of California; and

WHEREAS, SATPG is a California professional medical corporation which employs or otherwise contracts with physicians who are licensed to practice medicine in the State of California; and

WHEREAS, AIH has affiliated with Coastal Communities Hospital to operate as a physician-hospital consortium (known as PHC-27) for the purpose of providing or arranging for the provision of healthcare services to enrollees of CalOPTIMA; and

WHEREAS, SATPG has affiliated with Western Medical Center to operate as a physician-hospital consortium (known as PHC-44) for the purpose of providing or arranging for the provision of healthcare services to enrollees of CalOPTIMA; and

WHEREAS, SATPG desires to affiliate with AIH to form a partnership of professional medical corporations for the purpose of providing or arranging for the provision of healthcare services to enrollees of CalOPTIMA through PHC-27; and

WHEREAS, CalOPTIMA has approved the affiliation of AIH and SATPG, and the formation of a partnership between them, to provide or arrange for the provision of healthcare services to enrollees of CalOPTIMA, and has designated AIH as the “Surviving Health Network” and SATPG as the “Affiliated Health Network” in connection with such affiliation; and

WHEREAS, AIH and SATPG have agreed that each Partner shall constitute a separate division of the Partnership for financial purposes and that the Partnership shall be operated on a divisional basis with each Partner constituting a separate profit and loss center based on such Partner’s operations and that for such purposes the division comprised of AIH and its network of physician providers and the CalOPTIMA enrollees attributable thereto is sometimes referred to hereafter as the “AIH Division” and the division of the Partnership comprised of SATPG and its network of physician providers and the CalOPTIMA enrollees attributable thereto is sometimes referred to hereafter as the “SATPG Division”; and

WHEREAS, AIH sand SATPG desire to enter into a written partnership agreement setting forth their respective rights and obligations as Partners in the Partnership.

NOW, THEREFORE, the parties hereto agree as follows:

1.             Name.

The Partnership name shall be AMVI/Prospect Medical Group, or such other name as may be agreed upon by the Partners and approved by the Medical Board of California.

2.             Purpose.

a.             The exclusive purpose of the Partnership shall be to act as the physician component of PHC-27 and to provide or arrange for the provision of healthcare services to enrollees of CalOPTIMA in connection therewith pursuant to contract between the Partnership and CalOPTIMA.  The Partnership shall not engage in any other business or practice without the unanimous consent of the Partners.

b.             Each Partner shall be entitled to engage in such other healthcare or other businesses as it shall desire, so long as such other business is not competitive with the business of the Partnership within Orange County.  Notwithstanding the foregoing, each Partner may participate in those contracts disclosed on Schedule 2.6 attached hereto.

3.             Location.

The principal executive office of the Partnership shall be located at 10362 Bolsa Avenue, Westminster, California 92683 (the “Partnership Executive Office”). The principal administrative and operations office shall be located at 1920 East 17th Street, Suite 200, Santa Ana, California 92705 (the “Partnership Administrative Office”). All correspondence and other documents, except medical records, shall be sent to the Partnership Administrative Office.  The Partnership Administrative Office shall copy and forward any and all such correspondence to Co D.L. Pham, M.D. (“Dr. Pham”) or such other designee of AHI as Dr. Pham shall designate within one (1) business date after receipt thereof by the Partnership Administrative Office.

4.             Term.

The Partnership shall continue for forty (40) years from the effective date or until dissolved as otherwise herein provided.

5.             Financial Solvency Deposits.

a.             The Partners acknowledge that AIH has previously submitted the amount of Fifty Thousand Dollars ($50,000) in financial solvency deposits to CalOPTIMA pursuant to applicable CalOPTIMA requests and guidelines.

b.             Upon or prior to commencement of the Partnership, SATPG shall submit to CalOPTIMA, or cause to be submitted via letter of credit, the amount of Forty-Five Thousand Dollars ($45,000) in financial solvency deposits or such other additional amounts as CalOPTIMA may require from the Partnership for such purpose; provided, however, that to the extent, if any, that CalOPTIMA may require deposits which exceed the Fifty Thousand Dollar ($50,000) amount previously provided by AIH, any such excess shall be borne by the Partners proportionately based on the number of CalOPTIMA enrollees attributable to each Partner.

6.             Contributions on Commencement; No Assumption of Liabilities.

a.             Upon commencement of the Partnership, each Partner shall contribute to the Partnership the sum of One Thousand Dollars ($1,000) in cash.

b.             Each Partner shall remain liable for all debts, obligations and liabilities of such Partner (known or unknown, liquidated or unliquidated, absolute or contingent) accruing prior to the effective date of this Partnership or on account of any actions or omissions of such Partner prior to such date, and it is expressly understood and agreed that the Partnership has not assumed and shall not be liable for any such debts, obligations or liabilities of the Partners.  Each Partner hereby expressly covenants and agrees to timely pay in full when due any and all of its debts, obligations and liabilities.

7.             Additional Contributions.

Subject to the provisions of subparagraph 13.d. below regarding a Partner’s obligation to fund any and all losses or deficiencies attributable to the operations of such Partner’s division, whenever it is determined by a majority vote of the Partners that the Partnership capital is or is presently likely to become insufficient for the conduct of its business, the Partners shall call for additional contributions in cash within thirty (30) days after such determination or within such shorter time, if any, as may be required to satisfy any applicable requirements of CalOPTIMA.  Each Partner shall be liable to the Partnership for its proportionate share of the aggregate contributions determined to be necessary.  Unless such additional contribution may reasonably be determined to be due from a Partner on account of such Partner’s actions or omissions, the Partner’s proportionate share of any additional contributions shall be measured by the relative number of CalOPTIMA enrollees attributable to each Partner as of the date the additional contribution is determined to be required as compared to the total number of the Partnership’s CalOPTIMA enrollees. (For example, if an additional contribution of $10,000 is needed and if AIH has 6,000 CalOPTIMA enrollees and SATPG has 4,000 CalOPTIMA enrollees, then, AIH shall be required to contribute $6,000 and SATPG shall be required to contribute $4,000, absent a determination that either Partner is responsible for a different share of such $10,000 contribution.) In the event the additional contributions are determined to be due because of a Partner’s actions or omissions (such as, for example, if additional contributions are necessary because the Partnership’s stop loss insurance premiums have increased due to one Partner’s utilization history), such Partner shall be required to bear the entire cost and make such entire contribution.

8.             Entitlement to Premises.

The Partnership shall not be required to enter into any written lease for the use of the Partnership Executive Office or the Partnership Administrative Office.  Upon any dissolution or termination of the Partnership or the withdrawal of any Partner, AIH shall retain full use, occupancy and entitlement to the Partnership Executive Office and SATPG shall retain full use, occupancy and entitlement to the Partnership Administrative Office.

9.             Qualifications of Partners; Admission of New Partners.

a.             To be admitted and remain as a Partner, each physician-shareholder of the Partner must satisfy each of the following requirements:

(1)           be a physician duly licensed to practice medicine in the State of California and have a current, valid unrestricted license to practice medicine from the Medical Board of California;

(2)           have no restrictions on his or her participation in the MediCare and Medi-Cal reimbursement programs;

(3)           maintain a Federal DEA license without restrictions, to the extent necessary to render professional medical services in his or her speciality;

(4)           not be the subject of (i) any pending disciplinary action by the Medical Board of California, or the equivalent medical licensing authority of any other State in the United States of America, or (ii) any current peer review inquiry;

(5)           never had his or her privileges suspended, for cause, at any hospital or other healthcare facility;

(6)           be insurable for professional liability insurance with minimum limits of One Million Dollars ($1,000,000) per claim and Three Million Dollars ($3,000,000) aggregate per year; and

(7)           be on the active medical staff and maintain all necessary clinical privileges to render medical services in furtherance of the Partnership’s business as required by the Partnership and CalOPTIMA.

(8)           Satisfy any and all other requirements as may be imposed by CalOPTIMA.

b.             The admission of a new Partner shall require the unanimous consent of all existing Partners.  In connection with the admission of a new Partner to the Partnership, each incoming Partner shall be required, as a condition of becoming a Partner, to agree to such terms and conditions, make such representations and warranties about such Partner and such Partner’s medical practice and physicians and execute such documents (including, without limitation, an appropriate addendum to this Partnership Agreement or any subsequent Agreement) as the Partners shall agree and deem necessary or appropriate.  The admission of a new Partner shall not cause a dissolution of the Partnership.

10.           No Priorities; Provisions Governing Loans.

a.             Except as otherwise provided in this Agreement, a Partner shall not have: (i) the right to withdraw such Partner’s capital contributions from the Partnership; (ii) the right to demand or to receive property other than cash in return for the Partner’s capital contributions to the Partnership; or (iii) priority over the other Partners as to the return of capital contributions, the allocation of Profits or Losses, or distributions from the Partnership to its Partners.

b.             A Partner shall not lend or advance money to or for the benefit of the Partnership without the approval of the Partners.  The amount of any loan or advance shall be a debt due from the Partnership to such Partner at the interest rate and repayment terms approved by the Partners.  No loan to the Partnership nor any advance on the Partnership’s behalf shall increase the lending Partner’s capital account or interest in the Partnership, entitle such Partner to any increase in the share of the distributions made by the Partnership to the Partners, or subject such Partner to any greater share of the losses or liabilities of the Partnership.

c.             The Partnership shall not loan or advance money to or for the benefit of any Partner without the prior approval of the Partners.  If approved, the amount of the loan or advance shall be a debt due to the Partnership at the interest rate and repayment terms approved by the Partners.

11.           Capital Accounts.

A separate capital account shall be maintained for each Partner, which shall be determined from the inception of the Partnership and maintained thereafter in accordance with the rules set forth in Section 1.704-l(b)(2)(iv) of the Treasury Regulations under the Internal Revenue Code of 1986, as amended.  The Partners expressly acknowledge, understand and agree that there is no goodwill value, going concern value, value for the physician provider network or for the CalOPTIMA enrollees of the Partnership or attributable to a Partner or such Partner’s division of the Partnership, or value for any other intangible asset of the Partnership or any Partner.

12.           Drawing Accounts; Cash Reserves.

a.             Each Partner shall be entitled to draw against profits such amounts as shall be consistent with the provisions of this Agreement regarding participation in profits.  These amounts shall be charged to the Partner’s drawing account as they are drawn.  The aggregate amounts distributed to the Partners shall not exceed the amount of cash available for distribution, taking into account the Partnership’s reasonable working capital needs and reserves as determined by the Partners or as may otherwise be required by CalOPTIMA.

b.             The Partners intend that no Partner shall make withdrawals from the Partnership which exceeds its share of Partnership profits and, unless otherwise agreed in writing or otherwise required or permitted by this Agreement, no Partner shall be entitled to draws in excess of such Partner’s share of profits (as provided in or pursuant to Paragraph 13 below). To the extent any Partner’s withdrawals during any fiscal year of the Partnership exceeds such Partner’s distributable share of the Partnership’s profits, the excess shall be regarded as a loan from the Partnership to the Partner.  The Partner shall be obligated to repay such loan within thirty (30) days after the end of that fiscal year or, if later, within fourteen (14) days after the amount is calculated and communicated to the Partners by the Partnership’s accountants; provided, however, that notwithstanding the foregoing, in the event the Partnership is dissolved, such amount shall be paid in full upon dissolution of the Partnership.

c.             It is understood and agreed by the Partners that the Partnership may establish a cash reserve fund to be maintained for the Partnership’s present and anticipated future working capital needs, short-term and long-term liabilities and contingencies, and such other purposes as may be approved by the Partners or required by CalOPTIMA.  The Partners shall determine the amount, if any, held from time-to-time in the cash reserve fund.

13.           Profits and Losses; Obligation of Partners to Fund Divisional Losses and Deficiencies.

a.             The AIH Division and the SATPG Division shall each constitute a separate division and profit center of the Partnership.  All capitation payments received by the Partnership shall be allocated among the foregoing divisions proportionately based upon the number of CalOPTIMA enrollees attributable to each such division for the period for which the capitation payment applies.  All other income of the Partnership shall be allocated among the foregoing divisions based upon the performance of such divisions as measured by appropriate criteria established by the Partners and applicable to the Partnership’s business.

b.             The Partners shall participate in profits, losses, distributions and expenses of the Partnership based on the performance of their respective divisions calculated as if each division were a separate and independent business.  The determination of the allocation of profits and losses under this Agreement as between the AIH Division and the SATPG Division shall be made in accordance with generally accepted accounting principles (including appropriate allocation of overhead expenses both direct and indirect) applicable to a business of the nature and type of the Partnership and consistent with the Partnership’s budgetary guidelines as approved by the Partners.  Unless otherwise agreed by the Partners, such determination shall be made by the accounting firm of Ahlstrom & Baker.

c.             The calculation of the profits and/or losses of each division of the Partnership shall be set forth in a statement (the “Profit Statement”) prepared by the accountants which will be delivered to the Partners monthly by the 15th day following the end of each month.  Within ten (10) days after delivery of such Profit Statement, each Partner and its representatives shall have the right to review the Profit Statement and the work papers and other records utilized in calculating such profits and/or losses of each division for the purpose of confirming the accuracy and reasonableness of the calculations.  If within ten (10) days after commencement of such review of the Profit Statement a Partner notifies the other Partner that it disagrees with the calculation of profits and/or losses of its division, then the Partners shall each appoint a designated representative to meet and attempt to discuss and resolve the difference by negotiation.  If within ten (10) days after such appointments the Partners are unable to agree and resolve the matter, the matter shall be referred to the healthcare department of KPMG Peat Marwick to make a determination in accordance with this Agreement.  KPMG Peat Marwick shall review the disputed matters and as promptly as practicable deliver to the Partners a statement in writing setting forth its conclusion as to the appropriate calculation of profits and/or losses of each division, provided that such determination must be made in accordance with generally accepted accounting principles and otherwise in accordance with this Agreement.  Any determination by KPMG Peat Marwick shall be final and binding upon the Partners without any further right of appeal.  The Partners shall have the reasonable right to meet with and present such evidence to KPMG Peat Marwick as they each deem appropriate and KPMG Peat Marwick shall be directed to schedule a time and place for any such meeting(s) and presentation(s). In the event that KPMG Peat Marwick has previously provided any services to any of the parties hereto, then the determination shall be made by the healthcare department of Ernst & Young unless it has provided services to any of the parties, in which case the determination shall be made by a different accounting firm mutually agreed upon by the parties which has not at any time provided accounting services to any of the parties hereto.

d.             Each Partner shall be responsible for funding, and shall fund, all losses and deficiencies of its division and the funds and entitlements of the other Partner and such other Partner’s division shall not be used to pay or offset any losses or deficiencies of the other Partner and such other Partner’s division.  Each Partner hereby covenants and agrees that it shall make whole any and all losses of its division immediately and in no event later than fourteen (14) days after the amount of the loss or deficiency is determined and communicated to such Partner. (For example, if in a month the AIH Division has a profit of $10,000 and the SATPG Division has a loss of $15,000, the SATPG Division shall be responsible for funding and shall immediately pay the full $15,000 of losses attributable to its operations.) Each Partner hereby further covenants and agrees that it shall indemnify, defend and hold harmless the Partnership and the remaining Partner in full for any losses or deficiencies suffered or incurred by the Partnership and the remaining Partner arising out of or resulting from the operations of such indemnifying Partner’s division.

14.           Distributions.

Distributions of profits shall be made semi-annually, or at such other times as may be agreed upon by the Partners.

15.           Determination of Profit or Loss.

Profits and losses (and distributions) shall be determined on the accrual cash basis of accounting used for income tax reporting purposes.

16.           Partnership Income and Contracts; Maintenance of Privileges.

a.             All capitation and other distributions from CalOPTIMA and all sums received by the Partnership for services provided to CalOPTIMA enrollees in connection with the Partnership’s business shall constitute Partnership income.  All contracts for medical services to be provided by the Partnership in connection with CalOPTIMA shall be entered into by, and inure to the benefit of, the Partnership.

b.             Each Partner’s shareholder-employee(s) shall maintain privileges and medical staff membership at such hospitals as is required by CalOPTIMA for the performance of services by such Partner.

17.           Partnership Year.

The Partnership year shall be a fiscal year ending on the last day of December.

18.           Management Limitation on Partnership and Partners’ Action.

a.             Each Partner shall have one (1) vote.  Unless otherwise provided in this Agreement, all determinations affecting the conduct of the affairs of the Partnership shall be made by majority vote of the Partners.

b.             The Partners have elected AIH to serve as Managing Partner of the Partnership, and Dr. Pham to serve as President of the Partnership.  Notwithstanding anything in this Agreement to the contrary, the Managing Partner shall have the exclusive power and authority, without approval of any other Partner or Partners, to take the following actions for and on behalf of the Partnership:

(1)           interface with Prospect Medical Systems, Inc. (“PMSI”) regarding its management of the Partnership’s business and take such action under the Management Services Agreement with PMSI as is authorized thereunder to be taken by the Partnership’s Managing Partner; and

(2)           negotiate any changes in the Management Services Agreement with PMSI; and

(3)           terminate the Management Services Agreement with PMSI pursuant to the terms thereof; and

(4)           interface with CalOPTIMA (provided that the Managing Partner will attempt to coordinate all material communications with PMSI’s designated CalOPTIMA plan manager for purposes of coordinating any communication made to or with CalOPTIMA for or on behalf of the Partnership, unless such coordination is impracticable under the circumstances or CalOPTIMA directs otherwise).

c.             AIH may be removed as Managing Partner and Dr. Pham may be removed as President of the Partnership only if it or he, as the case may be, engages in gross negligence or fraud in the performance of its or his duties or by reason of its or his prolonged dereliction in the performance of its or his duties, as the case may be.  In addition, Dr. Pham may be removed as President if he is disabled and thereby unable to perform his duties in furtherance of the Partnership’s business for a period of six (6) consecutive months.  Except as provided in the foregoing sentence, AIH shall be and remain Managing Partner so long as it is a Partner in this Partnership and Dr. Pham shall be and remain President of the Partnership so long as he is a shareholder of AIH.

d.             In connection with a Partner’s services as Managing Partner, the Managing Partner shall not be liable, responsible or accountable in damages or otherwise to the Partnership or the other Partners for any act or omission performed or omitted by such Managing Partner in good faith on behalf of the Partnership or the Partners, as the case may be, and in a manner reasonably believed by such Managing Partner to be within the scope of the authority granted to such Managing Partner by this Agreement and in the best interests of the Partnership, except when such action or failure to act constitutes gross negligence or willful misconduct.  As to any claims against such Managing Partner arising from the performance of its functions as Managing Partner, such Managing Partner shall be indemnified by the Partnership for any act performed by such Managing Partner within the scope of the authority conferred upon such Managing Partner by this Agreement; provided, however, that no indemnification may be made in respect of any claim, issue or matter as to which such Partner shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such Partner’s duty to the Partnership unless, and only to the extent that, the court in which such action or suit was brought determines that in view of all the circumstances of the case, despite the adjudication of liability for gross negligence or willful misconduct, such Managing Partner is fairly and reasonably entitled to indemnity for those expenses which the court deems proper.  Any indemnity under this Paragraph shall be paid from and only to the extent of the Partnership’s property and assets.

e.             Except as otherwise provided in subparagraph b. above, without the prior consent of a majority of the Partners as a whole no Partner shall:

(1)           enter into a new management agreement other than the existing Management Services Agreement with PMSI, provided that neither Partner may unreasonably withhold its consent from any such new management agreement so long as it is a commercially reasonable agreement under the circumstances.

(2)           borrow money or incur any debt on behalf of the Partnership, except in the ordinary course of business, or sell, lease, mortgage or encumber in any way any Partnership property;

(3)           make, execute or deliver for or on behalf of the Partnership any bond, mortgage, deed of trust, guarantee, indemnity bond, surety bond, accommodation paper or endorsement;

(4)           release or discharge any debt due or owing to the Partnership, except in the ordinary course of business;

(5)           confess a judgment against the Partnership;

(6)           approve and/or cause the Partnership to enter into or terminate any material contract, lease, agreement or other instrument binding upon the Partnership;

(7)           knowingly cause or suffer to be done anything whereby the Partnership property may be attached or taken in execution; or

(8)           make, execute or deliver a general assignment for the benefit of the Partnership’s creditors.

Notwithstanding the foregoing, each Partner shall have the right, without the approval of the other Partner, to terminate any Physician Provider Agreement for any physician associated solely with such Partner’s division of the Partnership.

f.              The Partners shall endeavor to have monthly meetings to discuss the day-to-day business of the Partnership.  In addition, a year-end meeting of the Partners shall be held on a date and at a time agreed upon by the Partners for the purpose of transacting year-end Partnership business matters.  Meetings of the Partners shall be held at the Partnership Executive Office unless otherwise agreed by the Partners.  Any Partner may call for a special meeting provided that adequate advance notice is given to the other Partners.  In regard to all meetings, the Partners shall respect their mutual scheduling problems and shall use best reasonable commercial efforts to ensure that substantially all Partners have an opportunity to be in attendance.  The presence in person at any scheduled meeting or specially noticed meeting of a majority of the Partners entitled to vote shall constitute a quorum for the transaction of business.  For purposes of this provision, any Partner calling a special meeting shall be deemed to have given adequate advance notice if such Partner gives at least ten (10) days’ advance notice.

19.           Bank Accounts.

The Partnership will maintain one or more bank checking accounts, money market accounts and/or savings accounts.  All Partnership receipts shall be deposited to such accounts and all disbursements (except petty cash items) will be made from such accounts.  All expenditures and withdrawals will be on such signatures as may be agreed upon by the Partners from time-to-time.  In addition to the Partnership’s accounts, each Partner may maintain a separate account or accounts for deposit from the Partnership’s account(s) of all receipts attributable to the operations of such Partner’s division.  The Partners agree that the Management Services Agreement with PMSI, or any other management agreement with any management company managing the Partnership’s affairs in lieu of PMSI (if any) shall contain provisions consistent with the foregoing.

20.           Accounting Records and Financial Statements.

a.             The Partnership shall maintain adequate accounting records which shall be kept on the accrual basis of accounting.  All books, records, and accounts of the Partnership shall be open at all reasonable times to inspection by any Partner.

b.             Each month the Partnership’s accountants shall prepare and distribute separate monthly financial statements regarding the performance of each of the Partnership’s divisions (i.e., the AIH Division and the SATPG Division), and a combined financial statement for the Partnership’s operations as a whole.  Said statements shall be distributed by the 15th day of the month following the month for which the statements apply (e.g., the February statements shall be distributed by March 15th). In addition to the foregoing, said accountants shall also prepare a separate annual financial statement for each division and a combined annual statement for the Partnership as a whole, which statements shall be completed and distributed within thirty (30) days after the end of the Partnership’s fiscal year.

21.           Malpractice (Including “Tail”) Insurance; Duty to Disclose Malpractice Claims; Other Insurance.

a.             The Partners shall carry medical malpractice insurance in such amounts and with such company or companies as are determined to be satisfactory by the Partners or, if different, as may be required by CalOPTIMA; provided, however, that such insurance shall have minimum coverage limits of not less than One Million Dollars ($1,000,000) per claim, Three Million Dollars ($3,000,000) aggregate per year for each shareholder thereof.  Each Partner shall be responsible for paying for such Partner’s malpractice insurance provided that if the Partnership pays such expense directly such expenditure shall be for convenience only and the amount shall be charged to the Partner’s share of profits.  Upon request by any Partner, the Partner requested shall provide such proof as the requesting

Partner shall reasonably require (such as a certificate of insurance and proof that the premiums have been paid) showing that such insurance is in effect.

b.             Each Partner shall be responsible to procure and maintain, at such Partner’s sole cost and expense, malpractice insurance “tail” coverage covering such Partner and such Partner’s shareholder-employees, for all acts or failures to act of such Partner and its shareholder-employees occurring prior to the date of the withdrawal of such Partner from the Partnership.

c.             The Partnership shall procure and maintain comprehensive general liability insurance coverage for the Partnership, its Partners and its employees in a form and with coverage that are customary for persons and entities participating in the provision of comparable professional medical and ancillary medical services and related activities.  The minimum coverage limits shall be approved from time-to-time by the Partners.  The Partnership also shall procure and maintain “all risk” property and casualty insurance to provide replacement cost coverage for loss or damage to Partnership property.

d.             During the term of the Partnership, if there shall be a substantial change in the availability, cost, or form(s) of professional liability or general liability insurance coverage generally prevailing in the service area of the Partnership, the Partners shall promptly meet to negotiate appropriate changes in the provisions of this Agreement regarding such items.  Such negotiations shall be directed toward agreement on obtaining continuing or replacement coverage or other protection against the risks associated with the services and activities of the Partners which will adequately protect the Partners and the Partnership at a reasonable cost and with an appropriate allocation of such costs in light of the then prevailing insurance market and the manner in which such insurance/risk coverage is then being arranged by similarly situated medical groups and professionals.

e.             Each Partner shall inform the remaining Partners of any actual or threatened malpractice claims against such Partner or the Partnership arising out of such Partner’s services for and on behalf of the Partnership which are known to such Partner.  Such Partner shall inform the other Partners of such claim or claims forthwith after obtaining knowledge of the existence of such actual or threatened claim(s) and, thereafter, shall supply such additional information relating thereto as shall reasonably be requested by the remaining Partner(s) and the Partnership’s insurance carrier(s).

f.              The Partnership shall obtain and at all times maintain directors and officers insurance protecting the Partnership’s President and other Partnership officers and any Partnership governing board members, with an A rated insurance company and with appropriate limits as determined by the Managing Partner.

22.           Safekeeping and Use of Funds; Payment of Debts.

a.             Each Partner shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, and the Partners shall neither employ nor knowingly permit another to employ such funds or assets in any manner except for the exclusive benefit of the Partnership.

b.             Each Partner shall pay and be solely responsible for all of the Partner’s separate debts, obligations, liabilities and guarantees.

23.           Withdrawal of Partner.

A Partner shall withdraw from the Partnership as follows:

a.             Effective upon the expiration of one hundred twenty (120) days from the date that written notice of withdrawal is given by such Partner to the remaining Partner, which withdrawal may be for any reason or for no reason; or

b.             Effective immediately upon the date the Partner delivers written notice to the other Partner (or upon such other date as may be specified in such notice), if such termination is based upon a material uncured breach (see Paragraph 32 below regarding the right of a Partner to cure a breach) of this Partnership Agreement by the other Partner; or

c.             If withdrawal is required by CalOPTIMA; or

d.             If withdrawal is required by applicable law.

24.           Dissolution of the Partnership; Effect of Dissolution.

a.             The Partnership shall be dissolved, wound up, and terminated on the earlier of:

(1)           the withdrawal of a Partner in accordance with Paragraph 23 above;

(2)           the termination of the Partnership’s healthcare services contract with CalOPTIMA;

(3)           the sale of all or substantially all of the assets of the Partnership;

(4)           the written agreement of all of the Partners;

(5)           the expiration of the term of the Partnership;

(6)           If either Partner shall apply for or consent to the appointment of a receiver, trustee or liquidator in bankruptcy, make a general assignment for the benefit of creditors, file a petition or answer seeking reorganization or arrangement with creditors, or take advantage of any bankruptcy, insolvency, reorganization, moratorium or other law for the benefit of creditors, or if any order, judgment, or decree shall be entered by any court of competent jurisdiction on the application of a creditor or otherwise adjudicating either Partner bankrupt or approving a petition seeking reorganization of either Partner or appointment of a receiver, trustee or liquidator of either Partner of all or a substantial part of its assets, and such order, judgment or decree shall continue stayed and in effector for thirty (30) calendar days after its entry, dissolution shall be effective automatically and immediately upon the occurrence of the foregoing; or

(7)           except as otherwise set forth herein, the occurrence of any other event which, under the law of the State of California, would cause the termination or dissolution of a general partnership.

b.             Upon a dissolution by withdrawal or agreement of the Partners, or otherwise, as set forth herein, an accounting shall be undertaken and completed as quickly as possible of the results of the Partnership’s operations to the date of dissolution.  Such accounting shall be prepared by the Partnership’s accountants using generally accepted accounting principles consistently applied.  In connection with such dissolution, the affairs of the Partnership shall be liquidated forthwith.  The assets of the Partnership shall first be used to pay or provide for all debts of the Partnership (whether liquidated or contingent). The remaining assets shall be divided and distributed to the Partners in the manner as set forth in Paragraph 25 below.

25.           Disposition of Partnership Assets on Dissolution.

Upon dissolution of the Partnership the Partners shall be entitled to the Partnership assets, to the extent available (after payment of, or adequate provision for, all Partnership debts as provided under Paragraph 24 above) and in the following order as set forth below, subject to the adjustments set forth in subparagraph c. below.

a.             First, to each Partner, such Partner’s share of profits for the current fiscal year not yet reflected in such Partner’s capital account, but decreased by the balance, if any, in the Partner’s drawing account for the current fiscal year.

b.             Second, to each Partner, an amount equal to the remaining balance in such Partner’s capital account.

c.             Notwithstanding anything in the foregoing to the contrary, the above payments shall be subject to the following adjustments and provisions:

(1)           A Partner’s entitlement shall be reduced by such Partner’s share of any losses for the current fiscal year not yet reflected in such Partner’s capital account and by such Partner’s share of all items of accrued expenses and prepaid expenses.

(2)           In the event a Partner’s drawing account exceeds the Partner’s share of profits for the current fiscal year, then an amount equal to such excess shall be deducted from any other amounts determined to be owing to such Partner hereunder.

(3)           In the event a Partner has a deficit balance in such Partner’s capital account at the time of the liquidation of the Partnership (after crediting allocations of income and debiting allocations of loss to such Partner’s capital account), the Partner must pay to the Partnership the amount of the deficit balance.  This amount, upon the liquidation of the Partnership, shall be paid to the creditors of the Partnership or distributed to the other Partners in accordance with their positive capital account balances in accordance with Section 1.704-l(b)(2)(ii)(b)(3) of the Treasury Regulations.

This payment must be made in full in cash or cash equivalents.  This payment must be made no later than the end of the taxable year of the liquidation of the Partner’s interest in the Partnership (or, if later, within ninety (90) days after the date of the liquidation).

For purposes of this provision: (a) the term “liquidation” is used in the sense of Section 1.704-l(b)(2)(ii)(g) of the Treasury Regulations; and (b) the liquidated Partner’s capital account shall be determined after taking into account all capital account adjustments for the Partnership’s taxable year during which the liquidation occurs.

The Partners intend that the obligations set forth in this provision will constitute an unconditional obligation to restore deficit capital accounts.

d.             The Partners expressly acknowledge, understand and agree that there shall be no value attributable to goodwill, going concern value, or any intangible assets of the Partnership, or to the value of the physician provider network or CalOPTIMA enrollees attributable to any Partner and its division, and no Partner shall be entitled to any amounts from the other Partner with respect to any of the foregoing.

e.             Any disputes regarding the accounting described in subparagraph 24.b. above and the determination of the disposition and distribution of assets on dissolution pursuant to this Paragraph 25 shall be resolved in the same manner as set forth in subparagraph

13.c. with regard to any disagreement regarding the calculation of the profits and/or losses of each Partnership division.

26.           Right to Negotiate With CalOPTIMA, Etc.

Upon the withdrawal of a Partner from the Partnership or any other dissolution or termination of the Partnership, each Partner shall have the right to negotiate with CalOPTIMA to remain as the physician component of PHC-27 or to form a new relationship with CalOPTIMA or become aligned with (whether directly or indirectly) any other physician hospital consortium associated with CalOPTIMA or associate or contract with any health maintenance organization or other organization.

27.           Notification of Patients and Providers.

Upon the withdrawal of a Partner from the Partnership or other dissolution of the Partnership, each Partner shall have the right to notify the physician providers and CalOPTIMA enrollees attributable to such Partner’s division of its withdrawal from the Partnership or of the dissolution of the Partnership, and of any new affiliation or association of such Partner with any other physician hospital consortium or health maintenance organization or otherwise.

28.           Confidentiality.

Each Partner acknowledges that such Partner and, if incorporated, its shareholder-employees may have access to and become acquainted with various records, documents, financial data and other proprietary information and trade secrets (collectively referred to in this paragraph as “Trade Secrets”) relating to the other Partner including, without limitation, information regarding the financial affairs of the other Partner in connection with the Partnership.  Each Partner hereby expressly acknowledges and agrees that each Partner’s Trade Secrets are confidential, material and important and that their disclosure to unauthorized persons or entities could have a serious and adverse effect on the Partner to whom such Trade Secrets relate.  Each Partner hereby expressly agrees that it will not at any time divulge, disclose, use or communicate to any persons, firm or entity, whether directly or indirectly, any of the Trade Secrets relating to any other Partner without the prior express written consent of such other Partner, unless such disclosure is made pursuant to valid court order or legitimate relevant demand in the course of litigation, or is otherwise required by law or applicable canons of medical ethics.  Notwithstanding anything in the foregoing to the contrary, it is understood and agreed that a Partner may use information obtained while a Partner or obtained prior to becoming a Partner to the extent the use of such information is necessary for such Partner to reestablish such Partner’s medical practice following withdrawal from the Partnership and provide services to such Partner’s patients consistent with the canons of medical ethics and applicable community standards for patient care.

29.           Restrictions on Transfers; Transferability of Partnership Interest.

a.             Except as provided in subparagraph b. below, no Partner may voluntarily or involuntarily sell, assign, hypothecate, pledge, encumber or transfer (collectively, a “transfer”) in any way such Partner’s Partnership Interest or any portion thereof without the prior express written consent of all of the remaining Partners, and any such purported transfer without such written consent shall be null and void and of no force or effect.

b.             A Partner may sell or dispose of all (but not less than all) of its Partner ship Interest in the Partnership to any person or entity approved by CalOPTIMA and qualified to be a Partner in the Partnership under applicable law pursuant to a bona fide offer from such person or entity, but only as follows:

(1)           Such Partner shall first give written notice to the other Partner (the “Option Partner”) by registered mail stating that the offer to the Selling Partner is bona fide, the name and address of the person or entity offering to purchase such Partnership Interest, the purchase price and the proposed terms of sale.  Upon receipt of such notice by the Option Partner, it shall have the first right, privilege and option to purchase from the Selling Partner all [or any part] of the Partnership Interest so designated for sale or disposition, payment therefor to be made at the purchase price and upon the terms set forth in the offer to the Selling Partner.  Such option shall be exercised by notice in writing to the Selling Partner within sixty (60) days after the Option Partner’s receipt of such notice from said Selling Partner.

(2)           If the Option Partner fails to purchase all of such Partnership Interest under the option given and granted it in this Paragraph 29, the Selling Partner may sell or dispose of the same, or so much thereof as shall not have been so purchased by the Option Partner to the person or entity named in the aforementioned notice; provided, however, that such Selling Partner may not sell or dispose of its Partnership Interest at a lower price or on more favorable terms to the purchaser than the price and upon the terms set forth in such bona fide offer to purchase and communicated to the Option Partner.  If the Selling Partner does not, within sixty (60) days after termination of the option hereinabove given and granted to the Option Partner sell its Partnership Interest, then such proceedings for sale or attempted sale shall thereupon terminate and the foregoing right of the Selling Partner to sell or dispose of its Partnership Interest to others shall thereupon terminate; thereafter, such offering party, in order to sell or dispose of its Partnership Interest, shall again give the same notice and the Option Partner shall again have the same rights, privileges and options, all as hereinabove specified in this Paragraph 29.

(3)           Any person acquiring a Partnership Interest pursuant to the terms of this paragraph shall acquire such Partnership Interest subject to all the terms, conditions and restrictions contained in this Agreement as it may be in effect from time-to-time.

c.             No creditor of any Partner shall be entitled: (i) to levy against or otherwise acquire the Partnership Interest of such Partner; or (ii) to become a substituted Partner; or (iii) to petition for or effect any dissolution of the Partnership or partition of the Partnership property, and such creditor shall be limited to obtaining a charging order against the Partnership Interest of the debtor Partner.

30.           No Liability for Post-Withdrawal Partnership Debts; Indemnity.

Except as may otherwise be provided in this Agreement, a withdrawing Partner shall not be liable for any debts or obligations of the Partnership incurred after the effective date of such Partner’s withdrawal (unless such debts or obligations were incurred by reason of such Partner’s acts or omissions) and the Partnership and each of the remaining Partners hereby agrees to indemnify and hold harmless the withdrawing Partner with respect to any such debts or obligations for which such Partner is not liable under the provisions of this paragraph.

31.           Indemnification.

Each Partner shall indemnify, protect and hold the Partnership and the other Partners harmless from and against all losses, deficiencies, debts, obligations, claims, damages, liabilities, costs and other expenses which in any manner arise out of or relate to (i) such indemnifying Partner’s breach of this Agreement; or (ii) any material inaccuracy in the Partner’s representations and warranties set forth in this Partnership Agreement; or (iii) the breach of any fiduciary duties or obligations owed by the Partner to the Partnership and/or the other Partners.

32.           Right to Cure Breach.

In the event of a breach of this Agreement, the breaching party shall have ten (10) business days from notice thereof to cure the breach; provided, however, that if the nature of such breach is such that more than ten (10) business days reasonably are required for its cure, then the breaching party shall not be considered to be in breach if such party commenced such cure efforts immediately within said ten (10) business day period and thereafter diligently and in good faith prosecutes such cure to completion not later than thirty (30) calendar days after the breach; and provided further, that for a breach by a Partner of any obligation to pay or contribute money to the Partnership, the other Partner or others (including, without limitation, the obligation to fund any losses or deficiencies attributable to the operations of such Partner’s division or to make its proportionate share of any capital contribution), only a five (5) business day cure period shall apply.

Furthermore, notwithstanding anything in the foregoing to the contrary: (i) the breaching party shall commence to cure immediately and shall attempt to complete a cure as quickly as possible; (ii) should a party cease such party’s efforts to cure, the cure period shall terminate one (1) business day after such cessation; (iii) no party shall have the right to cure or undertake to cure a breach if the breach is of such a materially adverse nature as to cause substantial harm to the nonbreaching party which may not be fully and completely cured within the time periods provided; (iv) the breaching party shall be liable in damages to the nonbreaching party for any damages caused by the breach which damages are not fully and completely cured within the applicable time period;(v) no party shall have the right to avail itself of the cure provisions hereunder more than two (2) times for any and all breaches of any obligation to pay or contribute money to the Partnership, the other Partner or others (including, without limitation the delegation to fund any losses or differences attributable to the operations of such Partner’s decision or make its proportionate share of any capital contribution), and (vi) except as provided in the immediately preceding subsection (v) regarding breaches of obligations to pay or contribute money, no Partner shall have the right to avail itself of the cure provisions hereunder more than one (1) time for a material breach of this Agreement, it being the express understanding and agreement of the Partners that no Partner shall have the right, either intentionally or unintentionally, to engage in recurring material breaches of this Agreement regardless of such Partner’s ability or success in curing each such breach.

33.           Amendment for Compliance with Law.

a.             It is the intention of all parties to this Agreement that this Agreement and the conduct of the Partnership’s business and practice shall comply with the CalOPTIMA contract and all applicable state and federal statutes, laws, rules and regulations including, without limitation, those promulgated by or relating to CalOPTIMA.

b.             If this Agreement or performance hereunder by any Partner would be in violation of the CalOPTIMA contractor any statute, law, rule or regulation which violation would have a material adverse effect on the Partnership’s business and practice, or for any reason be or become illegal, the Partners shall engage in good faith efforts and discussions to amend this Agreement to correct such condition.  If the Partners cannot agree on such an amendment within thirty (30) days after such discussions are initiated, the Partnership shall be dissolved.

34.           Waiver of Court Dissolution.

The Partners agree that irreparable damage would be done to the reputation of the Partnership and its Partners if any Partner should bring an action in court to dissolve this Partnership.  Care has been taken in this Partnership Agreement to provide what the parties feel are fair and just payments to be made to a Partner whose relation with the Partnership is terminated for any reason.  Accordingly, each of the Partners accepts the provisions under this Partnership Agreement as its sole entitlement on dissolution and waives any right to bring an action in court for dissolution of the Partnership.

35.          Notices.

All notices, requests and demands hereunder shall be in writing and delivered by hand, by mail, or by telegram, and shall be deemed given if by hand delivery, upon such delivery, and if by mail, forty-eight (48) hours after deposit in the United States mail, in Orange or Los Angeles Counties, California, first class, registered or certified mail, postage prepaid and properly addressed to the party at the address set forth at the end of this agreement.  Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

36.           Headings.

The paragraph headings in this Partnership Agreement are for convenience only, and are not a substantive part of this Partnership Agreement.

37.           Amendments.

This Partnership Agreement may be amended only by written agreement signed by all of the Partners.

38.           Applicable Law.

This Partnership Agreement shall be interpreted in accordance with the laws of the State of California.

39.           Entire Agreement.

This Agreement contains the entire understanding among the parties and supersedes any prior written or oral agreements between them respecting the subject matter hereof.

40.           Third Parties.

Nothing contained in this Agreement, whether expressed or implied, is intended to confer upon any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement, nor is anything in this Agreement intended to relieve or discharge the liability of any other entity to any party hereto.

41.           Mediation of Disputes.

a.             Prior to initiating litigation the party intending to commence litigation shall give notice of its intention to do so (the “Litigation Notice”) to the other party and the other party shall have the right to submit the issue to mediation before a recognized independent mediation service in Los Angeles or Orange County, California.  Each party hereby agrees to actively participate in such mediation and cooperate in good faith to resolve the dispute by mediation as quickly as possible.  To this end the mediator shall be directed to meet and confer with the parties and attempt to resolve the dispute forthwith after his or her appointment and, if possible, within five (5) business days.  In the event the dispute is not resolved by mediation within thirty (30) days from the Litigation Notice, the party which gave the Litigation Notice shall have the right to commence legal action in a court of competent jurisdiction.

b.             Notwithstanding anything in the foregoing to the contrary, it is expressly understood and agreed that neither Partner shall be required to participate in mediation if the nature of the breach by the other Partner would cause irreparable harm to the nonbreaching Partner or if mediation is impracticable under the circumstances.

c.             Subject to Paragraph 42 below regarding legal fees, etc., the cost of the mediator (and any related costs incident thereto required by the mediator or mediation service) shall be shared equally by the Partners.

42.           Payment of Legal and Professional Fees, Costs and Expenses.

In the event of any dispute or disagreement arising under or in any way relating to this Agreement (including, without limitation, any lawsuit, arbitration, mediation or any other proceeding or action), each party thereto shall bear his or its attorneys’ fees and other professional fees, costs and/or expenses and no party shall be entitled to recover any such fees, costs and/or expenses from any other party for any reason including, without limitation, regardless of whether a party is the prevailing party in any legal action.

43.           Shareholders, Directors and Officers of the Partners.

Each Partner hereby expressly represents and warrants that all of the Partner’s shareholders (including the number and class of shares owned by each shareholder), officers and directors are all accurately identified and set forth on Exhibit A hereto.

44.           Waiver of Default or Breach

Waiver of any default or breach of this Agreement shall not be construed as a waiver of any other default or breach of this Agreement.

EFFECTIVE DATE OF THIS AGREEMENT:   July 1, 1999

AMVI/IMC HEALTH NETWORK, INC., A MEDICAL CORPORATION	SANTA ANA/TUSTIN PHYSICIANS GROUP, INC.

By:	By:
Co D. L. Pham, M.D., President and Chief Executive Officer	Jacob Terner, M.D., President and Chief Executive Officer

Address:	Address:

Schedule 2.b

Exceptions to the Non-Compete

That certain provider agreement between Prospect Medical Group, Inc. and UHP Healthcare, effective                      , which agreement shall be terminated effective on or before August 31, 1999.